Exhibit 10.1

INTEREST PURCHASE AGREEMENT

Dated as of March 19, 2014

among

VAULTLOGIX, LLC,

DATA PROTECTION SERVICES, LLC,

U.S. DATA SECURITY ACQUISITION, LLC,

LONDON BAY – VL ACQUISITION COMPANY, LLC,

TIER 1 SOLUTIONS, INC.,

and

INTERCLOUD SYSTEMS, INC.

TABLE OF CONTENTS

ARTICLE I	DEFINED TERMS	1
1.1	Defined Terms	1
ARTICLE II	PURCHASE AND SALE OF SHARES	7
2.1	Purchase and Sale of Shares	7
2.2	Purchase Price	7
2.3	Purchase Price Adjustment	8
2.4	Purchase Price Allocation; Withholding	9
2.5	Post-Closing Adjustment Shares	10
2.6	Appointment of Agent	10
2.7	Tax Treatment	11
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS	11
3.1	No Violation; Authorization	11
3.2	Due Organization; Subsidiaries	12
3.3	Binding Obligation	12
3.4	Capitalization	12
3.5	Licenses	13
3.6	Real Property	13
3.7	Title to and Condition of Personal Property	13

i

3.8	Contracts	14
3.9	Consents	15
3.10	Intellectual Property	15
3.11	Financial Statements	17
3.12	Insurance	17
3.13	Employee Plans; ERISA	18
3.14	Employees	20
3.15	Labor Relations	21
3.16	Taxes	21
3.17	Claims; Legal Actions	22
3.18	Compliance with Laws	23
3.19	Undisclosed Liabilities	23
3.2	Assets and Title	23
3.21	Interim Change	23
3.22	Environmental Claims	25
3.23	Customers and Suppliers	25
3.24	Brokerage	25
3.25	Affiliated Transactions	26
3.26	Accounts Receivable	26
3.27	Business Practices	26
3.28	Solvency	26
3.29	Banking Relationships and Investments	27
3.3	Powers of Attorney	27
3.31	Export Controls	27
3.32	Existing Indebtedness	27
3.33	Seller Representations	27
3.34	No Other Representations and Warranties	28
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	28
4.1	Organization; Due Authorization	28
4.2	Binding Obligation	28
4.3	Absence of Consents; No Violation	29
4.4	Brokerage	29
4.5	Purchase for Own Account	29
4.6	Certain Proceedings	29
4.7	Capitalization	29
4.8	Certain Proceedings	30
4.9	Seller Affiliate Status	30
ARTICLE V	COVENANTS OF SELLER	30
5.1	Pre-Closing Covenants	30
5.2	Agreement Not to Compete or Solicit, and to Maintain Confidentiality	32
ARTICLE VI	SPECIAL COVENANTS AND AGREEMENTS	34
6.1	Fees and Expenses	34
6.2	Announcements	34
6.3	Cooperation	34
6.4	Litigation Support	34
6.5	Transition	35
6.6	Tax Covenants	35
6.7	No Other Bids	37
6.8	Release	37
6.9	Confidentiality Obligations	37
6.1	No Acquisitions	38
6.11	Rule 144 Eligibility	38
ARTICLE VII	CONDITIONS TO OBLIGATIONS OF BUYER AND THE SELLERS	38
7.1	Conditions to Obligations of Buyer	38
7.2	Conditions to Obligations of the Sellers	39
ARTICLE VIII	CLOSING AND CLOSING DELIVERIES	40
8.1	Closing	40
8.2	Deliveries by the Company and the Sellers	40

8.3	Deliveries by Buyer	41
ARTICLE IX	TERMINATION	42
9.1	Termination	42
9.2	Effect of Termination	43
9.3	Specific Performance	43
9.4	Break-Up Fee	43
ARTICLE X	SURVIVAL OF REPESENTATIONS AND WARRANTIES AND INDEMNIFICATION	44
10.1	Survival	44
10.2	Indemnification	44
10.3	Notice of Claims	45
10.4	Limitations on Indemnification Obligation	46
10.5	Assumption and Defense of Third-Party Action	46
10.6	Right of Set-Off	47
10.7	Remedies Exclusive	47
ARTICLE XI	MISCELLANEOUS	47
11.1	Notices	47
11.2	Benefit and Binding Effect	48
11.3	Headings	48
11.4	Gender and Number	48
11.5	Counterparts	48
11.6	Entire Agreement	48
11.7	Amendment	49
11.8	Severability	49
11.9	Governing Law; Consent to Jurisdiction	49
11.1	Third Party Beneficiaries	50
11.11	Further Assurances and Consents	50

SCHEDULES

Schedule 2.3(a)	Working Capital Methodology
Schedule 3.2	Due Organization; Subsidiaries
Schedule 3.5	Licenses
Schedule 3.6	Real Property
Schedule 3.7	Personal Property
Schedule 3.8	Contracts
Schedule 3.9	Consents
Schedule 3.10	Intellectual Property
Schedule 3.11	Financial Statements
Schedule 3.12	Insurance
Schedule 3.13	Employee Plans; ERISA
Schedule 3.14(a)	Employees
Schedule 3.14(f)	Notices of Termination
Schedule 3.16	Taxes
Schedule 3.17	Claims; Legal Actions
Schedule 3.19	Undisclosed Liabilities
Schedule 3.21	Interim Changes
Schedule 3.23(a)	Customers
Schedule 3.23(b)	Suppliers
Schedule 3.24	Company Brokerage Commissions
Schedule 3.25	Affiliated Transactions
Schedule 3.29	Bank Accounts; Investments
Schedule 3.32	Existing Indebtedness
Schedule 3.33	Seller Representations
Schedule 4.4	Buyer Brokerage Commissions
Schedule 4.7	Buyer Capitalization

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Assignment of Membership Interests
Exhibit C	Form of Hannibal Employment Agreement

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT, dated as of March 19, 2014, (this “Agreement”), is made and entered into by and among VAULTLOGIX, LLC, a Delaware limited liability company (“VL”), DATA PROTECTION SERVICES, LLC, a Delaware limited liability company (“DPS”), U.S. DATA SECURITY ACQUISITION, LLC, a Delaware limited liability company (“USDSA”), LONDON BAY – VL ACQUISITION COMPANY, LLC (“Holding Company”), TIER 1 SOLUTIONS, INC. (“Tier 1”) (each of Holding Company and Tier 1, a “Seller,” and collectively, the “Sellers”) and INTERCLOUD SYSTEMS, INC., a Delaware corporation (“Buyer”).

P R E M I S E S:

WHEREAS, VL, DPS and USDSA, and each of their respective Subsidiaries (collectively, the “Company”) is engaged in the business of providing cloud backup storage solutions (such business as conducted by the Company being hereinafter referred to as the “Business”);

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding membership interests of VL, and Holding Company is the record and beneficial owner of all of the issued and outstanding membership interests of each of DPS and USDSA (collectively, the “Interests”); and

WHEREAS, Buyer wishes to purchase all of the Interests from the Sellers and the Sellers wish to sell all of the Interests to Buyer, all pursuant to the terms, conditions, limitations and exclusions contained herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1           Defined Terms.  The following terms shall have the following meanings in this Agreement:

“Accounts Receivable” means any and all accounts receivable and other receivables owed in cash to the Company by reason of a sale of a good or provision of a service in the ordinary course of the Business (in accordance with GAAP, consistent with the Sellers’ past practice, and net of any allowances for doubtful accounts and applicable reserves).

“Acquisition Proposal” shall mean any proposal for an acquisition, a merger or other business combination involving the Company, or any proposal or offer to acquire in any manner a substantial direct or indirect equity interest in the Company or all or a substantial portion of the Assets.

“Affiliate” means, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person within the first degree of consanguinity, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

“Assets” means the interest of the Company in all the tangible and intangible assets owned by or leased or licensed to the Company on the Closing Date.

“Audit” means any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Business Day” means any day other than any Saturday or Sunday or any other day on which banks located in New York, New York generally are closed for business.

“Buyer Financing” means any debt and/or equity financings consummated by the Buyer on or after the date hereof, in one transaction or a series of transactions, resulting in proceeds to Buyer, net of underwriter or placement agent fees and commissions and direct expenses of Buyer, of at least Seventeen Million Dollars ($17,000,000) in the aggregate.

“Cash” means the aggregate amount of unrestricted cash, cash equivalents and marketable securities of the Company as of the close of business on the day immediately preceding the Closing Date determined in accordance with GAAP applied in a manner consistent with the Company’s past practice.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article VIII hereof.

“Closing Price” means, on any particular date (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board, the OTCQB, the OTCQX, or a national securities exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last trading price for a share of Common Stock in the over the counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as mutually determined in good faith by Buyer and the Sellers, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as mutually determined in good faith by Buyer and the Sellers.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof.

“Company Intellectual Property” shall mean all Intellectual Property Rights owned by or licensed to the Company and used in connection with the Business, including the name “VaultLogix,” and all associated goodwill, including, without limitation, all Intellectual Property Rights listed on Schedule 3.910(a) hereto.

“Confidential Information” shall mean (a) all of the Company’s technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure, or which has not entered the public domain and (b) the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Consents” means those consents of third parties necessary to consummate the transactions contemplated hereby, as more particularly set forth in Section 09.

“Contract” means any agreement, written or oral (including any amendments and other modifications thereto), intended by the parties thereto to be binding and enforceable, to which the Company is a party or by which the Company is bound.

“Encumbrance” means any lien (other than liens for Taxes not yet due and payable), mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extension Amount” means Five Hundred Thousand Dollars ($500,000).

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) federal, state, local or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, arbitration, mediation or taxing authority or power of any nature; or (d) official of any of the foregoing.

“Hazardous Substances” shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including, without limitation, (a) any “hazardous substance,” “pollutants,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302, each as of the date of this Agreement; (b) any substance that is, as of the date of this Agreement, designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (c) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”) as of the date of this agreement; (d) substances containing petroleum, as that term is defined in Section 9001(8) of RCRA, as of the date of this Agreement; (e) toxic pollutant that is listed, as of the date of this Agreement, under Section 307(a) of FWPCA; and (f) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412) as of the date of this Agreement.

“Intellectual Property Rights”  shall mean all statutory, common law and registered patents, copyrights, trademarks service marks, tradenames, domain names (including Registered Intellectual Property), and all trade secrets, designs, compilations of data and other intangible rights and interests, in each case, that constitute intellectual property under applicable Law.

“Knowledge” and “Sellers’ Knowledge” shall mean the actual knowledge of Tim Hannibal and Thomas Spencer, after due inquiry.

“Law” means any law, rule or regulation of any federal, state or local governmental authority having jurisdiction over the Sellers or the Company and in effect and applicable to the Sellers or the Company as of the date of this Agreement.

“Licenses” means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to the Sellers or the Company used in the operation of the Business.

“Material Adverse Effect” shall mean a material adverse effect on the Business, Assets, liabilities, condition (financial or otherwise), cash flows, or results of operations of the Company, or ability of the Company to consummate the transactions hereby, taken as a whole (regardless of whether Buyer has knowledge of such effect or change on the date hereof); provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: any event, circumstance, change, or effect, directly or indirectly, arising out of or attributable to: (i) general international or national economic, political, or market conditions (including financial, banking, securities and capital market conditions), other than those that have had a disproportionate adverse effect on the Company relative to other industry participants; (ii) changes, circumstances or effects that affect the principal industry and markets in which the Company operates, other than those that have had a disproportionate adverse effect on the Company relative to other industry participants; (iii) any action specifically required to be taken by the Company pursuant to this Agreement; (iv) any actual changes in Laws or accounting principles or standards or interpretations thereof applicable to the Company or any of its Subsidiaries, including changes to GAAP, other than those that have had a disproportionate adverse effect on the Company relative to other industry participants; (v) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement (including the direct impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees); (vi) conditions caused by national or international political or social conditions, including acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; (vii) any failure by the Company to meet any operating projections or forecasts, or (viii) any items specifically disclosed in the Schedules hereto.

“Net Working Capital” means the sum of all Accounts Receivable, prepaid expenses (other than those expenses incurred in connection with the transaction contemplated by this Agreement), deposits, receivables for income tax overpayments, and other current assets (excluding Cash), less the sum of all Company accounts payable, accrued expenses, and other current liabilities determined in accordance with GAAP, consistent with the Company's past practice.

“Ordinary Course Customer Contracts” means any contracts between the Company and any customer of the Company in substantially the form provided to the Buyer and involving annual revenues to the Company of less than $50,000.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Property” means all of the interest of the Company in all machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible personal property which are owned by or leased to the Company, or otherwise used or possessed by the Company.

“Real Property” means all of the Company’s owned or occupied real property, leasehold interests, easements, real estate licenses, rights to access and rights-of-way.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Related Document” shall mean any document attached as an exhibit hereto or required of the Sellers, the Company or Buyer as a condition to closing under Articles VII and VIII hereof.

“Release” shall mean any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, including the definitions given to any of such terms under CERCLA or any other environmental Law.

“Subsidiary” shall mean, with respect to an entity, any entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by such entity.

“Target Net Working Capital” means $711,601.

“Tax” shall mean any federal, territorial, state, county, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, in effect as of the date of this Agreement, however denominated, imposed by any Tax Authority, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax payable in respect thereof.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Tax Authority” shall mean the United States Internal Revenue Services (“IRS”) and any other federal, territorial, state, local or foreign authority responsible for the administration and/or collection of any Taxes.

“Tax Laws” shall mean the Code, and any other federal, state, county, local or foreign laws related to any Tax, as well as any regulations, administrative pronouncements, rules or requirements pursuant thereto, each as in effect and applicable to the warranting party as of the date of this Agreement.

“Tax Returns” shall mean reports, estimates, declarations of estimated tax, information statements and returns, including information returns or reports with respect to backup withholding and other payments to third parties, relating to or required to be filed with any Tax Authority by any Tax Law in connection with any Taxes.

“USDSC” shall mean U.S. Data Security Corporation, a Nevada corporation.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

2.1           Purchase and Sale of Interests.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and acquire from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Interests, free and clear of any Encumbrance.  At the Closing, the Sellers shall deliver to Buyer the Interests, along with appropriate membership interest assignments and transfer instruments executed by the Sellers.  Upon consummation of a Buyer Financing, Buyer shall proceed promptly to effect the Closing (subject to satisfaction of the other conditions thereto set forth in Section 7.1).

2.2           Purchase Price.  The Purchase Price shall be an aggregate amount equal to Forty-Four Million Dollars ($44,000,000), subject to adjustment as provided in Section 2.3 (the “Purchase Price”).  The Purchase Price shall be allocated and paid to the Sellers in accordance with the respective percentages specified by the Sellers to Buyer in writing prior to the Closing (the “Seller Percentages”).  The Purchase Price shall be payable at the Closing as follows:

(a)           Cash.  Buyer will pay to the Sellers in accordance with the Seller Percentages an aggregate amount in cash equal to Seventeen Million Dollars ($17,000,000), by wire transfer of immediately available funds to an account(s) designated by the Sellers prior to the Closing (the “Closing Date Cash Payment”).

(b)           Promissory Notes.  Buyer will deliver one or more convertible promissory notes to the individuals or entities designated by the Sellers prior to Closing, in the respective principal amounts and names designated by the Sellers prior to Closing, in the aggregate principal amount of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), such amount to be adjusted in accordance with Section 2.3, each substantially in the form attached as Exhibit A hereto (the “Promissory Notes”).  The Promissory Notes shall bear interest at the rate of eight percent (8%) per annum, shall be convertible beginning on the six month anniversary of the Closing Date and shall mature on the three (3) year anniversary of the Closing Date.  The Promissory Notes shall be convertible into shares of common stock, par value $0.0001 per share, of the Buyer (the “Common Stock”), at a conversion price (subject to adjustment as set forth in the Promissory Notes) equal to 102% of the Closing Price of the Common Stock on the trading day immediately prior to the Closing Date; provided, however, that if the Closing Date is on or before April 7, 2014, the conversion price shall be equal to 107% of the Closing Price of the Common Stock on the trading day immediately prior to the Closing Date.

(c)           Equity.  Buyer will issue to the individuals or entities designated by the Sellers prior to Closing, in the respective amounts and names designated by the Sellers prior to Closing, an aggregate number of unregistered shares (the “Buyer Closing Shares”) of Common Stock equal to the quotient of (x) Eleven Million Five Hundred Thousand Dollars ($11,500,000), divided by (y) $16.50.  The Buyer Closing Shares shall bear such restrictive legends as are required under applicable Law.

2.3           Purchase Price Adjustments.

(a)           Closing Purchase Price Adjustments.  Prior to Closing, the Sellers shall prepare and deliver to Buyer a statement (the “Preliminary Statement”) setting forth in reasonable detail their good faith estimates of Company’s Cash at Closing (the “Estimated Cash Balance”) and the Company’s Net Working Capital at Closing (the “Estimated Net Working Capital”), each prepared in accordance with the methodology set forth in Schedule 2.3(a).  The Estimated Cash Balance (if greater than zero) shall be added to the Closing Date Cash Payment.  If the Estimated Net Working Capital is less than the Target Net Working Capital, the shortfall shall be subtracted from the aggregate principal amount of the Promissory Notes issued at the Closing, and if the Estimated Net Working Capital is greater than the Target Net Working Capital, the surplus shall be added to the initial aggregate principal amount of the Promissory Notes issued at Closing.

(b)           Post-Closing Purchase Price Adjustments.

(i)           As soon as reasonably practicable, but in any event not more than sixty (60) days after the Closing Date, Buyer shall cause the Company to prepare a statement (the “Closing Statement”) setting forth in reasonable detail its calculations of the Company’s Cash at Closing (the “Closing Cash Balance”) and the Company’s Net Working Capital at Closing (the “Closing Net Working Capital”), prepared in accordance with the methodology set forth in Schedule 2.3(a), and shall deliver the Closing Statement to the Sellers.  Following such delivery, the Sellers shall be entitled to review the Closing Statement and be provided reasonable information relating to the preparation of the Closing Statement, and Buyer shall cause the Company to make its internal accounting and financial personnel (including personnel who are knowledgeable with respect to the matters to be set forth in the Closing Statement), reasonably available for inquiries from and discussions with representatives of the Sellers relating to the amounts set forth on the Closing Statement.  The Sellers may make inquiry of the Company, who shall reasonably cooperate with the Sellers (including, without limitation, by providing the Sellers and/or their agents reasonable access to Company’s books and records, financial accounts and other underlying source documents reasonably related to the Company’s calculation of the amounts set forth on the Closing Statement).   If within thirty (30) days following delivery of the Closing Statement, the Sellers have not given Buyer a written notice of objection with respect to the Closing Statement (which notice shall state the basis of the objection in detail), then the Closing Statement shall be binding and conclusive on the parties.  If the Sellers give Buyer a written notice of objection to the Closing Statement, Buyer and the Sellers shall use commercially reasonable efforts to resolve any disagreements set forth in the notice of objection for a period of thirty (30) days after delivery of the notice of objection.  If Buyer and the Sellers fail to resolve the objections within such thirty (30) day period, Buyer and the Sellers shall submit the issues remaining in dispute with respect to such Closing Statement to a mutually-agreed upon independent accounting firm (the “Independent Accountants”) for resolution.  If issues are submitted to the Independent Accountants for resolution, (i) Buyer and the Sellers shall furnish or cause to be furnished to the Independent Accountants all work papers and other documents and information relating to the disputed issues; (ii) the determination of the Independent Accountants, as set forth in a notice to be delivered to both Buyer and the Sellers within 45 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties; and (iii) the fees and expenses of the Independent Accountants shall be shared equally by Buyer and the Sellers.

(ii)           Promptly, but in no event later than five (5) Business Days after the final determination of the Closing Cash Balance and the Closing Net Working Capital pursuant to Section 2.3(b)(i) above:

(A)          If the sum of the Closing Cash Balance and the Closing Net Working Capital is greater than the sum of the Estimated Cash Balance and the Estimated Net Working Capital, then the surplus shall be added to the aggregate principal amount of the Promissory Notes.  If the sum of the Closing Cash Balance and the Closing Net Working Capital is less than the sum of the Estimated Cash Balance and the Estimated Closing Net Working Capital, then the shortfall shall be subtracted from the aggregate principal amount of the Promissory Notes.

(B)           In connection with any adjustment pursuant to clause (A) above, Buyer and the Sellers will cancel the outstanding Promissory Notes and immediately enter into new promissory notes (the “New Notes”) to reflect the revised aggregate amount added to or subtracted from the principal amount of the Promissory Notes pursuant to Sections 2.3(b)(ii)(A) above (the “Adjustment Amount”).  Other than the change in principal amount to reflect the Adjustment Amount, the New Notes shall have terms identical to the terms of the cancelled Promissory Notes.  Notwithstanding the foregoing, if the absolute value (either positive or negative) of the Adjustment Amount is equal to or less than $25,000, then no adjustment shall be made to the Promissory Notes under this Section 2.3(b), the Promissory Notes will remain in effect, and no New Notes will be issued.

(C)           Notwithstanding the foregoing, Buyer shall be entitled to satisfy any Adjustment Amount owed to Sellers by a cash payment to Sellers in accordance with the Seller Percentages and Sellers shall be entitled to satisfy any Adjustment Amount owed to Buyer by cash payments to Buyer in accordance with the Seller Percentages.

(c)         The parties further acknowledge and agree that any adjustments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.4           Purchase Price Allocation; Withholding.

(a)         Buyer and the Sellers agree to allocate the Purchase Price (including as appropriate any assumed liabilities) among the assets of VL, DPS and USDSA in accordance with Section 1060 of the Code and applicable regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate).  Buyer shall prepare an allocation schedule of the Purchase Price and the Sellers shall have the right to review and comment on such schedule.  If Buyer and Sellers are unable to agree on such allocation schedule, the matter shall be submitted to the Independent Accountants for final resolution.  The parties shall report for all Tax Law purposes and file all Tax Returns (including but not limited to IRS Form 8594) in a manner consistent with such allocation and shall take no Tax position inconsistent or contrary thereto.

(b)            Buyer (or any other Person responsible for withholding any amount with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld, and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Buyer is not aware of any obligation to deduct or withhold any amounts from the Purchase Price under the Code or any provision of state, local, provincial or foreign Tax Law.  If Buyer becomes aware of any such obligation on or prior to the Closing Date, Buyer shall promptly provide notice of such obligation to the Sellers.  The parties hereto shall make reasonable efforts to cooperate in good faith to minimize the amounts, if any, that Buyer is required to deduct or withhold, and if Buyer determines that it is required to deduct or withhold on any payments, Buyer shall provide notice of such deduction or withholding to Sellers  promptly upon making such determination.

2.5           Post-Closing Adjustment Shares.  If the Closing Price per share of the Buyer Shares one hundred eighty (180) days after the Closing Date (the “Adjustment Closing Price”) is less than 90% of $16.50, as adjusted for any stock splits, dividends, recapitalizations, or transactions having a similar effect after the date hereof, then Buyer shall issue to the Sellers in accordance with the Seller Percentages additional shares of unregistered Common Stock in an aggregate amount equal to the product of (x) a fraction, the numerator of which shall be $16.50 minus the Adjustment Closing Price, and the denominator of which shall be the Adjustment Closing Price, multiplied by (y) the aggregate number of Buyer Shares issued to the Sellers at the Closing.  Notwithstanding the foregoing, the Adjustment Closing Price used for purposes of the foregoing calculation shall not be less than $12.50 per share.

2.6           Appointment of Agent.  By their execution hereof, each of the Sellers hereby designates and appoints Holding Company (the “Agent”) as such Seller’s agent and attorney-in-fact irrevocably and with power of substitution, with full power and authority (i) to execute and deliver assignments (including stock powers, affidavits of lost stock certificates and membership assignment agreements) of the Interests to Buyer and any and all other Related Documents necessary to facilitate the consummation of the transactions contemplated by this Agreement; (ii) to receive and forward any notices and communications pursuant to this Agreement; (iv) to negotiate and settle any disputes and proceedings pursuant to Article II and Article X hereof, as contemplated herein; and (v) to exclusively enforce the contractual rights of the Sellers under this Agreement (it being expressly understood and agreed that only the Agent shall have such right, and no other Seller shall seek to enforce any rights it may have under this Agreement except through the actions of the Agent).  Each Seller agrees to be bound by any and all actions, waivers or agreements the Agent may make on behalf of the Sellers pursuant to this Agreement or the Related Documents.  Each Seller agrees to do all further acts and things which may be necessary or appropriate to ratify, approve, confirm or adopt any action taken by the Agent with respect to this Agreement.  The appointment of the Agent is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason.  This power of attorney shall not be affected by the death, disability or incapacity of any Seller.

2.7           Tax Treatment .  The parties hereto acknowledge and agree that, for federal, and, if applicable, state, local or other income Tax purposes:

(a)         Buyer's purchase of all of the membership interests of DPS and USDSA shall be treated as a purchase of the assets of DPS and USDSA by Buyer from Holding Company; and

(b)         Buyer's purchase of all of the membership interests of VL shall be treated in a manner consistent with the holding in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.  Specifically, Buyer and the Sellers agree that such acquisition will be treated (A) by the Sellers as if they had sold their membership interests to the Buyer and (B) by the Buyer as if it had purchased the assets of VL.  The parties hereto further agree that (A) the transfer of the membership interests shall result in a termination of VL for purposes of Section 708 of the Code, (B) the taxable year of VL shall close as of the end of the day on the Closing Date, and (C) any business conducted by VL following the Closing Date shall be for the account of Buyer.

The parties hereto shall file all Tax Returns in a manner consistent herewith, and no party shall take any Tax position inconsistent with this Section 2.7 or shall agree to any proposed adjustment inconsistent herewith by any Tax Authority without giving the other parties hereto prior written notice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant, and with respect to Section 3.33, each Seller severally (and not jointly) represents and warrants, to Buyer as follows:

3.1           No Violation; Authorization.

(a)         The execution and delivery of this Agreement and each Related Document does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 3.9), (i) to the Sellers’ Knowledge, conflict with, or result in any violation of, any Law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject; (ii) conflict with, or result in any violation of, any provision of VL, DPS, or USDSA’s certificate of formation, operating agreement or other organizational documents; or (iii) result in any material violation of or default on the part of the Company (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon the Interests under, any provision of any written note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Company is a party or by which any of the Company’s respective properties or assets are bound.

(b)         The execution, delivery and performance of this Agreement and the Related Documents to which the Company is or is to become a party have been duly and validly authorized by all necessary corporate and limited liability company action on the part of the Company.

3.2           Due Organization; Subsidiaries.  Each of VL, DPS and USDSA is a limited liability company, and USDSC is a corporation, each of which is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or formation, as applicable, and has full limited liability company power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Assets that it currently owns, leases or operates and to conduct the Business as it is now being conducted.  The Company is duly licensed, registered and qualified to do business as a foreign corporation or limited liability company and is in good standing in all jurisdictions in which the ownership, leasing or operation of its Assets, or the conduct of the Business, requires such qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect.  Schedule 3.2 sets forth each state or other jurisdiction in which the Company is licensed or qualified to do business.  The Sellers have delivered to Buyer an accurate and complete copy of the certificate of formation, articles of incorporation, operating agreement and any other organizational documents of each of VL, DPS USDSA and USDSC, to the extent such documents exist, and each material agreement, trust, proxy or other arrangement among the stockholders, directors, members or managers of the Company, and each other agreement or document to which the Company or the Sellers are a party and affecting any ownership rights or interests, or any management rights or economic rights, of the Company, or any rights to share in the profits of or to receive distributions or the return of capital from the Company. Except for USDSC, which is a wholly-owned Subsidiary of USDSA, there are no Subsidiaries of the Company, and the Company is not a stockholder, partner, joint venturer or other equity owner of any entity.

3.3           Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement (and when executed and delivered at Closing, each Related Document to which the Company is a party) will be duly executed by the Company and constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4           Capitalization.  All of the membership interests issued by each of VL, DPS and USDSA are owned of record by the Sellers as listed on Schedule 3.33(c).  The Interests constitute all of the issued and outstanding shares of the capital stock or membership interests of VL, DPS and USDSA.  The Interests are duly authorized, validly issued, fully paid and nonassessable (to the extent such terms have any applicability to the Interests), and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities, ownership interests or rights in the Company.  There are no outstanding subscriptions, options, convertible or exchangeable securities, preemptive rights, warrants, calls or agreements relating to the issuance or transfer of the Interests or any ownership interests in the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound.  All Interests and any other ownership interests or rights in the Company, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Company, reacquired or cancelled in compliance) with all applicable Laws, including securities Laws.  The Sellers have not violated any applicable Laws in connection with the purchase or sale of any Interests.  Except as set forth in the organizational documents of the Company, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting rights, control, rights to share in profits and losses, rights to receive dividends or the return of capital to which the Company or any Seller is a party or by which the Company or any Seller is bound.  Except as set forth in the organizational documents of the Company and applicable Laws, there are no restrictions affecting the transferability of the Interests.

3.5           Licenses.  Schedule 3.5 hereto contains a true and complete list of each material License.  Except as set forth on Schedule 3.5, the Company has obtained all of the licenses, permits and other authorizations necessary from any governmental agency to conduct the Business, and none of the foregoing are subject to any material restriction or condition which would limit the operation of the Business as presently operated.  All Licenses are validly issued and in full force and effect, and, to the Sellers’ Knowledge, the conduct of the Business is in full accordance therewith.  All fees and other charges relating to the Licenses which were due on or prior to the Closing Date have been paid in full.

3.6           Real Property.  Schedule 3.6 hereto sets forth an accurate and complete list of all the Real Property of the Company (including, in the case of leases, name of lessor, expiration date and monthly rent).  The Company is not a lessor of any Real Property.  Each of the leases in connection with the Real Property is in full force and effect, and the Company has delivered to Buyer accurate and complete copies of each such lease.  Except as set forth on Schedule 3.6, to the Sellers’ Knowledge, there are no parties in possession of all or any portion of the Real Property other than the Company, whether as lessees, tenants at will, trespassers or otherwise.  To the Sellers’ Knowledge, no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner, nor does the current use of the Real Property and all parts thereof as aforesaid violate any restrictive covenants of record affecting the Real Property.  To the Sellers’ Knowledge, all necessary licenses, permits and authorizations required by any governmental authority with respect to the Real Property have been obtained, have been validly issued and are in full force and effect.  The Company is not, and to the Sellers’ Knowledge, no other party is, in default under any lease or other instrument of conveyance.  Other than as set forth in Schedule 3.6, there is no Real Property that is owned by, used by, leased by or otherwise occupied by the Company.

3.7           Title to and Condition of Personal Property.  The Company owns and has good and marketable title to, or the unfettered right to use, all material items of Personal Property free and clear of any Encumbrance, except for Encumbrances that shall be discharged or removed by the Company or the Sellers prior to or at Closing.  Except as otherwise disclosed on Schedule 3.7 hereto, the material Personal Property constituting tangible property, taken as a whole, is in good operating condition (ordinary wear and tear excepted) and is available for immediate use in such business operations.

3.8           Contracts.  Schedule 3.8 hereto lists all of the following Contracts (each, a “Listed Contract”):

(a)         each collective bargaining agreement with any labor union or  agreements with any labor organization, union or association to which the Company is a party;

(b)         each Contract for capital expenditures or the acquisition or construction of fixed assets, in any case involving future payments by the Company in excess of $25,000 in the aggregate;

(c)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit by the Company that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;

(d)         any Contract relating to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any ownership interest in any other Person or other business enterprise or relating to the acquisition by the Company of any operating business or the capital stock or other securities of any other Person;

(e)         each agreement between or among the Company, on the one hand, and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;

(f)          each agreement pursuant to which the Company (A) grants any other Person the right to use any Company Intellectual Property owned by the Company, or (B) is granted the right to use any Intellectual Property Rights of any other Person, in each case, other than Ordinary Course Customer Contracts and licenses for shrink-wrap, click-wrap or off-the-shelf software, or uncustomized software commercially available on reasonable terms to the public generally, in each case with annual aggregate license, maintenance, support and other fees of less than $25,000;

(g)         each partnership or joint venture Contract requiring a payment, or delivery of assets or services, in excess of $50,000 in any calendar year;

(h)         any Contract containing any covenant (i) limiting in any material respect any business practice of the Company (as presently conducted by the Company or as currently contemplated by the Company to be conducted), the right of the Company to engage in any line of business, to provide services to customers or potential customers in any geographic area, during any period of time or in any segment of a market, to make use of any Company Intellectual Property or compete with any Person or solicit customers or employees in any line of business or (ii) granting any material exclusive distribution rights to the Company’s products or services;

(i)          each written employment, management, consulting or severance Contract (excluding offer letters that provide for at-will employment without any payment of severance, other than pursuant to any Plan);

(j)          any Contract containing any support, maintenance or service obligation of the Company, other than those obligations involving annual revenues to the Company of less than $25,000 that are terminable by the Company on no more than ninety (90) days’ notice without liability or financial obligation, other than Ordinary Course Customer Contracts;

(k)          any Contract with a customer or supplier required to be disclosed on Schedule 3.23(a) or 3.23(b), respectively;

(l)          each lease in connection with the Real Property;

(m)        any material settlement, conciliation or similar agreement imposing any obligation or liabilities on the Company; and

(n)         any other agreement, Contract or commitment that involves annual payments to or from the Company in excess of $25,000 (or the provision of goods or services having a value in excess of $25,000), other than Ordinary Course Customer Contracts.

On or prior to the date hereof, the Company has provided Buyer with, or made available to Buyer, true and complete copies of (i) all written Listed Contracts set forth on Schedule 3.8 and (ii) the form or forms of Ordinary Course Customer Contracts.  All of the Listed Contracts listed on Schedule 3.8 are in full force and effect, and are valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms.  Except as otherwise disclosed on Schedule 3.8: (i) there is no material default or breach by the Company, or to the Sellers’ Knowledge, any other party to any Listed Contract set forth on Schedule 3.8;  and (ii) to the Sellers’ Knowledge, there is no fact or circumstance that exists that would constitute a default, or would entitle any party to terminate any such Listed Contracts or prevent such Listed Contract from being renewed by the Company in accordance with its terms.  The Company has not received any written notice of default, termination, or nonrenewal under any such Listed Contract.

3.9           Consents.  Schedule 3.9 sets forth (i) those Listed Contracts which require consent, approval or notice to consummate the transactions contemplated hereby, and (ii) all other consents, governmental or otherwise, required to consummate the transactions contemplated hereby.  Except for the Consents described in Schedule 3.9 hereto, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any Contract to which the Company is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, or (c) permit the Sellers to sell the Interests to Buyer.

3.10         Intellectual Property.

(a)         Schedule 3.10(a) hereto sets forth a complete list of all Company Intellectual Property owned by the Company constituting (i) Registered Intellectual Property, (ii) material unregistered trademarks and service marks, and (iii) internet domain name registrations.  With respect to each item of Company Intellectual Property required to be listed in Schedule 3.10(a), (i) the Company is the sole and exclusive owner and possesses all right, title and interest in and to the item, free and clear of all Encumbrances, and (ii) no action, proceeding, investigation, complaint, or claim is pending or, to the Sellers’ Knowledge, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.  Any items of Company Intellectual Property constituting Registered Intellectual Property that is owned by the Company are subsisting and in force and all necessary registration, maintenance and renewal fees currently due and payable in connection with such Registered Intellectual Property have been paid.

(b)         Except as set forth in Schedule 3.10(b), the Company owns or possesses adequate licenses or other rights to use all Intellectual Property Rights used or held for use in the conduct of the Business as currently conducted.   Except as set forth in Schedule 3.10(b), (x) to the Sellers’ Knowledge, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in the loss, termination, or material impairment of any rights of the Company in any Company Intellectual Property that is licensed to the Company, and (y) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in the loss, termination, or material impairment of any rights of the Company in any Company Intellectual Property owned by the Company.  Except as set forth in Schedule 3.10(b), (i) to the Sellers’ Knowledge, the Company is not infringing, misappropriating,  or violating the Intellectual Property Rights of any Person, (ii) no claim is pending, or to the Sellers’ Knowledge, threatened in writing, against the Company to the effect that the operations of the Company as currently conducted infringe upon, misappropriate or violate the Intellectual Property Rights of any other Person, and (iii) to the Sellers’ Knowledge, no Person has misappropriated, or is infringing, misappropriating, diluting, violating, or otherwise conflicting with any Company Intellectual Property owned by the Company.

(c)         To the Sellers’ Knowledge, there are no Contracts governing the Company Intellectual Property that are not valid and enforceable.  The Company is not in breach of any such Contracts.  Except as set forth in Schedule 3.10(c), no claim is pending or, to the Sellers’ Knowledge, threatened, to the effect that any Company Intellectual Property, or the Contract governing Company’s rights in such Company Intellectual Property, is invalid or unenforceable.  All Company Intellectual Property owned by the Company that constitute material trade secrets or otherwise derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are reasonably adequate for protection, and in accordance with procedures customarily used to protect rights of like importance.  After Closing, except as set forth in Schedule 3.10(c), neither Seller nor any Affiliate of Seller will have any right to any of the Company Intellectual Property.

(d)         The Company has not embedded, used or distributed any open source, copyleft or community source code that is licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org (collectively “Open Source Software”) in any of its products or services that are currently being developed for distribution to, or currently distributed to, customers in any manner that requires, or purports to require: (i) any Company Intellectual Property owned by the Company (other than the Intellectual Property covering or embodied by the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property owned by the Company(other than Open Source Software); or (iii) to Sellers’ Knowledge, any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property (other than Open Source Software).

(e)         No Company Intellectual Property owned by the Company is subject to any proceeding or outstanding decree, order, or judgment restricting in any manner the use, transfer, or licensing thereof by the Company, or that may affect the validity, use or enforceability of such Company Intellectual Property.

To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party specifically for the Company in connection with the Business, the Company has a written Contract with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained valid rights (sufficient for the conduct of the Business as currently conducted) to such third party’s Intellectual Property Rights in such work, material or invention.

3.11         Financial Statements.  The Sellers have furnished to Buyer the following financial statements (collectively, the “Financial Statements”), which Financial Statements are attached hereto as Schedule 3.11: (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2012 and 2011 of the Company; and (ii) unaudited balance sheets and statements of income as of and for the year ended December 31, 2013 of the Company (the “Interim Financial Statements”).  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistent with the Sellers’ past practices, subject in the case of the Interim Financial Statements to normal recurring year-end adjustments and lack of footnotes, and present fairly in all material respects the financial condition and results of operations of the Company as of such dates and for such periods.  The accounting practices used in preparing the Financial Statements were the same in each of the Financial Statements and were consistently followed throughout the period reflected in each of the Financial Statements.

3.12         Insurance.  Schedule 3.12 sets forth an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self-insurance programs or fidelity bonds (“Insurance”) maintained by the Company, or in which the Company is a named insured, true and complete copies of which have been provided or made available to Buyer.  All Insurance contains valid and enforceable policies or binders for the benefit of the Company, and all such policies or binders are in full force and effect.  There are no material pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no pending claims under any Insurance that have been disallowed or improperly filed.  No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by the Company.

3.13         Employee Plans; ERISA.

(a)         Schedule 3.13(a) contains a list of each material employee benefit plan, agreement, arrangement, policy or commitment (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including, but not limited to, any material employment, consulting, bonus, deferred compensation, incentive compensation, vacation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, equity compensation, pension, profit sharing, 401(k) or retirement plan, agreement, arrangement, policy or commitment, and each other employee benefit plan, agreement, arrangement, policy or commitment arising out of the employment or the termination of an employee, former employee, retiree or sales personnel by the Company, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, which is currently maintained or contributed to by the Company or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with the Company under Sections 414(a), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) which provides benefits to employees, former employees, retirees or sales personnel or with respect to which the Company or any Commonly Controlled Entity, respectively, has or, in the future could have any direct or indirect, actual or contingent liability (each, a “Plan” and collectively, the “Plans”).  Except as set forth in Schedule 3.13(a), the Company does not have any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner that would affect any of its employees, former employees, retirees or sales personnel, except as may be required by Law.  The Company has made available to Buyer true and complete copies of the Plans and the trust agreements and any material contracts relating to the Plans and all other material and relevant documents governing or relating to the Plans in effect on the date hereof (including the latest summary plan description, the latest annual report (and all attachments) filed with the Internal Revenue Service with respect to each of the Plans, and the latest favorable determination letter issued by the Internal Revenue Service for each of the Plans), including any amendments to any of the foregoing.  Neither the Company nor any Commonly Controlled Entity will incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

(b)         Neither the Company nor any Commonly Controlled Entity maintains, nor have they ever maintained or contributed to a “multiemployer plan,” as that term is defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, or an “employee benefit pension plan,” as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.  Except as set forth on Schedule 3.13(b), neither the Company nor any Commonly Controlled Entity has terminated any “employee benefit plan” as defined in Section 3(3) of ERISA that was subject to Code Section 412 or Title IV of ERISA.

(c)         Full payment has been made of all amounts (other than current outstanding routine claims for benefits) that the Company is required to contribute or pay under the terms of any Plan, and all contributions to any Plan that are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with generally accepted accounting principles.  There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of the Company.

(d)         Each of the Plans is and has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis.  No prohibited transaction within the meaning of Section 406 of ERISA or 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Company.  The Company does not maintain any Plan that is subject to Section 401(a) of the Code, other than its 401(k) plan set forth on Schedule 3.13(a).

(e)         There are no pending, or to the Sellers’ Knowledge, threatened or anticipated, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits), nor, to the Sellers’ Knowledge, is there any basis for one.  There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to the Sellers’ Knowledge, any fiduciary thereof in that capacity.  No Assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.

(f)          Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and any applicable similar state law.  The Company is not the sponsor of, or a participating employer in, any Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that is not a fully insured plan.  There are no reserves, assets, surpluses or prepaid premiums with respect to any employee welfare benefit plan.  The Company does not currently provide and has no current obligation to provide for post-retirement or post-employment health and welfare benefits, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits except as required by applicable Law.

(g)         Except as set forth on Schedule 3.13(g), the consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former employee or leased or contract employee of the Company to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due to, or in respect of, any current or former leased or contract employee, nor will it result in the breach of any agreement with any current or former employee or leased or contract employee.

(h)         None of the Assets is subject to any Encumbrance under Section 302(f) of ERISA or Section 412(n) of the Code.

(i)          Each Plan that is subject to Section 409A of the Code is in compliance with the currently applicable requirements of Section 409A of the Code and the regulations, rulings and notices promulgated thereunder so that the additional tax described in Section 409A(a)(1)(B) will not be assessed with respect to benefits payable thereunder, and none of the Sellers have any obligation for any Taxes (or potential Taxes) imposed (or potentially imposed) on any employees of the Sellers under Section 409A of the Code.

3.14          Employees.

(a)         Schedule 3.14(a) sets forth an accurate and complete list of all current directors, officers and employees of the Company (the “Employees”), including employer, name, and title or position, and the Company has delivered to Buyer an accurate and complete list of each such individual’s present annual compensation (including salary, bonuses, commissions and deferred compensation, each of which are separately delineated), the date of commencement of employment, years of service, and any interests in any incentive compensation plan, and indicating (i) whether such Employee has an employment agreement or contract (whether written or oral) with the Company, (ii) whether such individuals are full-time, part-time or temporary employees and (iii) whether any such individuals are currently on short-term or long-term disability as of the date of this Agreement.

(b)         The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

(c)         Other than with respect to a Plan identified on Schedule 3.13(a), there are no agreements or arrangements between the Company and a consultant, former consultant, employee or former employee obligating the Company to make any payment to any such individual as a result of the transactions contemplated by this Agreement or the termination of any Employee in connection therewith.  The transactions contemplated by this Agreement or the termination of any Employee in connection therewith shall not result in any payment being made under any agreement or arrangement between the Company and a consultant, former consultant, employee or former employee that would be subject to the excise tax imposed by Section 4999 of the Code.

(d)         Other than those loans reflected on the Financial Statements, there are no loans outstanding from the Company to any of the Employees.

(e)         The Company is not in breach of any material terms of employment of any of the Employees, nor to the Sellers’ Knowledge, is any Employee in breach of any material term of his employment relationship.

(f)          Except as specifically set forth on Schedule 3.14(f)), as of the date hereof, none of the Employees has given or received notice of termination of his employment as an Employee, and, to the Sellers’ Knowledge, none of the Employees has an intention to terminate his employment as an Employee.

(g)         With respect to all Employees, the Company has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA.  With respect to all Employees, the Company has obtained and maintained the employee records and I-9 forms in proper order as required by United States law.  To the Sellers’ Knowledge, the Company does not employ any workers unauthorized to work in the United States.

3.15         Labor Relations.  The Company is not a party to, nor subject to, any collective bargaining agreements.  None of the employees of the Company are represented by a union or subject to a collective bargaining agreement, no union organizational campaign is in progress, to the Sellers’ Knowledge, with respect to such employees, and no question concerning representation exists respecting such employees.  There is no labor strike or work stoppage or lockout currently pending, or, to the Sellers’ Knowledge, threatened, against or materially affecting the Company, and since January 1, 2008 there has not been any such action pending against the Company, and to the Sellers’ Knowledge, there has not been any such action threatened against or materially affecting the Company.

3.16         Taxes.

(a)         Except as set forth on Schedule 3.16(a), all Tax Returns of the Company for all Pre-Closing Tax Periods required by applicable Tax Law to have been filed on or prior to the Closing Date were duly and timely filed with the relevant Tax Authority, and such Tax Returns were, when filed, true, complete and correct and otherwise in conformity with applicable Tax Law in all material respects.  All Taxes (whether or not required to be shown on any Tax Return) required under applicable Tax Law to have been paid by the Company on or prior to the Closing Date were duly and timely paid in full, except any such Taxes (“Contested Taxes”): (i) that are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Company; and (ii) for which the Company shall have set aside on its books appropriate reserves.  Schedule 3.16(a) identifies all Contested Taxes and the status of any proceeding with respect thereto.  Except as set forth on Schedule 3.16(a), all Taxes that the Company was required by law to withhold, deposit or collect have been duly withheld, deposited or collected by the Company and, to the extent required, have been timely paid by the Company to the relevant Tax Authority, with any such Taxes that have been withheld, deposited and/or collected but not yet paid to the relevant Tax Authority being held (and which will continue to be held immediately following the Closing) by the Company in an account of the relevant Company.  The Company has timely complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b)         Except as set forth on Schedule 3.16(b), no Tax Return of the Company has been subject to an Audit, nor is there any Audit in progress, pending or threatened in writing, involving the Company.  No information regarding any Tax matter relating to the Company has been requested in writing by any Tax Authority.

(c)         There is not currently outstanding any waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company.

(d)         There are no Tax liens upon the property or assets of the Company, except liens for Taxes not yet due and payable and for which adequate reserves have been established on the relevant entity’s books and financial records (in accordance with sound accounting practices) for the payment thereof.

(e)         The Company is not liable for the Taxes of any Person including, without limitation, as a transferee or successor, by contract, indemnity under Treasury Regulations Section 1.1502-6 (and comparable provisions of any other applicable Tax Law), or otherwise.

(f)          The Company has never been a party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement.

(g)         No claim has ever been issued in writing to the Company by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)         Schedule 3.16(h) sets forth all foreign, state and local jurisdictions in which the Company is or has been subject to Tax and each type of Tax payable in such jurisdiction.

(i)          The Company has provided to Buyer true and complete copies of (i) all Audit reports, statements of deficiencies, notices, letter rulings, determination letters or similar documents, elections, disclosures of controversial positions, protests, material correspondence, closing or other agreements which relate to any Taxes for which the Company was or could be liable, and (ii) all Tax Returns of the Company (together with all related Tax Return workpapers) for the taxable years 2009 through 2012.

(j)          To the Sellers’ Knowledge, no Tax Authority is asserting or threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

(k)         Except as set forth on Schedule 3.16(k), no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(l)          The Company has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(m)        VL is currently, and has been since its formation, classified as a partnership for federal income Tax purposes.  Each of DPS and USDSA is currently, and has been since its formation, classified as an entity disregarded as separate from its owner for federal income Tax purposes.  Each of VL, DPS and USDSA will maintain its current classification at all times prior to the Closing.

3.17         Claims; Legal Actions.  Except as disclosed on Schedule 3.17, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Sellers’ Knowledge, threatened against the Company, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), and to the Knowledge of the Sellers there is no basis for any of the foregoing.  The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Sellers’ Knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit).  Except as disclosed on Schedule 3.17, the Company is not subject to any judgment, order or decree of any court or other governmental agency.

3.18         Compliance with Laws.  The Company has, since its inception, complied in all material respects with all Laws, decrees, filing and reporting requirements, awards and orders applicable to the Company, including those relating to employment, employee benefits, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust and warranties; and to the Sellers’ Knowledge there is not any liability arising from or related to any violations thereof.  No notice from any governmental body or other Person of any violations of any Law in connection with the Assets or operations of the Business (other than tickets for minor traffic violations) has been received by the Company.

3.19         Undisclosed Liabilities. To the Sellers’ Knowledge, the Company has no indebtedness, liabilities or obligations, accrued, contingent or otherwise except (i) as set forth on Schedule 3.19 or any other Schedule hereto or on the Financial Statements or the notes thereto, (ii) for current liabilities incurred in the ordinary course of the Business consistent with past practice since the date of the Interim Financial Statements, (iii) Liabilities under executory Listed Contracts disclosed on Schedule 3.8 or not required to be disclosed therein pursuant to the terms of Section 3.8, or (iv) Liabilities of the nature and kind which are the subject of other specific representations and warranties hereunder.

3.20         Assets and Title.  The Assets include all of the material assets used in connection with the Business.  As of the Closing Date, the Assets shall be free and clear of Encumbrances.

3.21         Interim Change.  Except as set forth in Schedule 3.21, since December 31, 2013 the Business has been conducted and operated only in the ordinary course, consistent with past practices.  In addition, except as set forth on Schedule 3.21, since December 31, 2013:

(a)         there has been no Material Adverse Effect;

(b)         the Company has not borrowed any amount or incurred or become subject to any Liabilities in excess of Fifty Thousand Dollars ($50,000) in any single case, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(c)         the Company has not mortgaged or pledged any Asset or Interests, or subjected any Asset or Interests to any Encumbrance, except for liens for Taxes not yet due and payable;

(d)         neither the Company nor any Seller has sold, leased, assigned, transferred or otherwise disposed of, or agreed to sell, lease, assign, transfer or otherwise dispose of at some future date, or granted an option or other right to any party to acquire, any of the material Assets or the Interests, nor has the Company forgiven or canceled any material debts owing to the Company or waived any material claims or rights;

(e)         the Company has not sold, assigned, transferred, or permitted to lapse, any rights for the use of any material Company Intellectual Property, except with respect to Company Intellectual Property licensed to the Company, in the ordinary course of business;

(f)          the Company has not made any change in any method of accounting or accounting practice or its practices with respect to the other payment or other discharge of debts;

(g)         the Company has not suffered any extraordinary losses, whether or not in the ordinary course of business, or consistent with past practice, which cannot reasonably be expected to be covered by insurance (net of any deductibles applicable thereto);

(h)         the Company has not made capital expenditures or commitments therefor that aggregate in excess of Fifty Thousand Dollars ($50,000);

(i)          the Company has not made any loans or advances to, guarantees for the benefit of or any investments in, any Persons;

(j)          the Company has not acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any operating business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or any assets, outside of the ordinary course of business, or entered into any commitment to do so;

(k)         the Company has not, except for this Agreement or any other agreement contemplated hereby, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) outside of the ordinary course of business;

(l)          except those distributions made consistent with the Company’s past practice as set forth on Schedule 3.21, the Company has not declared, made any payment, set aside or made any distribution with respect to the Interests to its stockholders or members, as applicable, or redeemed, purchased or otherwise acquired any of the Interests;

(m)         the Company has not granted to any officer or employee any material increase in compensation or benefits, other than as required by an existing contract or as set forth on Schedule 3.14(a);

(n)         the Company has not: (i) paid any pension, retirement allowance or other employee benefit to any Person; or (ii) adopted or agreed to adopt any pension, retirement or other employee benefit plan, program or policy;

(o)         the Company has not entered into any agreement which would constitute a Listed Contract if in effect on the date hereof;

(p)         the Company has not disposed of any Asset valued in excess of Five Thousand Dollars ($5,000) outside the ordinary course of business;

(q)         the Company has not adopted any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(r)          the Company has not amended its certificate of formation, by-laws or other organizational documents; and

(s)         the Company has not agreed to take any of the actions set forth above in this Section 3.211.

3.22         Environmental Claims.  (i) To the Sellers’ Knowledge, the Company’s operations at all facilities owned by, or leased to or used by, the Company and that are used in the conduct of the Business (the “Premises”) are in compliance in all material respects with all federal, state and local environmental Laws and regulations; (ii) to the Sellers’ Knowledge, there is not occurring, at any location currently owned by or leased to the Company, any Release of any Hazardous Substance, and there has not been, during the time of the Company’s occupation of such location, any such Release; (iii) to the Sellers’ Knowledge, there has not been at any location previously owned by or leased to the Company, any Release of any Hazardous Substance during the time of the Company’s ownership or occupation of such location; (iv) there are no Hazardous Substances or other condition or use of the Premises, whether natural or man-made, which has caused any damage, or which, to the Sellers’ Knowledge, poses a threat of causing damage, to the health of persons, to property, to natural resources, or to the environment; (v) the Company has not received any written communication from any Person that alleges that the Company is not in compliance with applicable environmental Laws; and (vi) none of the Company or any Seller has, in connection with the Business, sent or arranged for the transportation of Hazardous Substances or wastes to a site which, pursuant to CERCLA or any similar state law has been placed or is proposed to be placed, on the “National Priorities List” of hazardous waste sites or its state equivalent or which is subject to a claim, an administrative order or other request to take “removal” or “remedial” action by any person as those terms are defined under CERCLA.

3.23         Customers and Suppliers.

(a)         Schedule 3.23(a) contains a true, complete and correct list of all customers of the Business who generate revenue of at least Fifty Thousand Dollars ($50,000) annually (each a “Customer”) and the revenue from such Customer for the Company’s most recent fiscal year.

(b)         Schedule 3.23(b) lists (i) the ten (10) largest suppliers of products or services to the Company, by aggregate dollar value of services or products provided, for the most recently completed fiscal year and (ii) each Listed Contract with respect to such suppliers.

(c)         Except as set forth on Schedule 3.23(c), no customer or supplier listed on Schedule 3.23(a) or 3.23(b) has notified the Company of its intention to terminate such customer’s or supplier’s agreement for services with the Company, except in the ordinary course of business pursuant to the terms of the applicable Listed Contract.

3.24         Brokerage.  Except as set forth on Schedule 3.24, neither the Company nor any Seller has incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or the Sellers.  All such brokerage commissions, finders’ fees and similar compensation contracted for, as set forth on Schedule 3.23(c), shall be settled and paid at or prior to Closing by the Sellers, and the Company shall have received a full release from any such broker.

3.25         Affiliated Transactions.  Except as set forth in Schedule 3.25, to the Sellers’ Knowledge, no Affiliate of the Company or the Sellers: (i) owns any debt, equity or other interest or investment in any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier, distributor sales agent or advertiser of the Business; (ii) has any cause of action or other claim whatsoever against or, owes any material amount to, or is owed any material amount by the Company, except for accrued compensation (including but not limited to accrued vacation pay), employee benefits and similar matters; (iii) has any interest in or owns any Company Intellectual Property or any other property or right used in the conduct of the Business; or (iv) is a party to any Contract to which the Company is a party.

3.26         Accounts Receivable.  The Accounts Receivable are (a) validly existing, (b) enforceable by the Company in accordance with the terms of the instruments or documents creating them, less any reasonable allowance for uncollectible accounts receivable that is reflected in the Financial Statements, and (c) owned by the Company free and clear of all Encumbrances, provided that the Company makes no representation, express or implied, guaranteeing the collectability of such Account Receivable following the Closing.  The Accounts Receivable represent monies due for, and have arisen solely out of, bona fide performance of services and other business transactions in the ordinary course of business.  There are no refunds, discounts or other adjustments payable with respect to any such Accounts Receivable, and there are no defenses, rights of set-off, counterclaims, assignments, restrictions, conditions or Encumbrances  enforceable by third parties on or affecting any Account Receivable.

3.27         Business Practices.   Neither the Company, nor, to the Sellers’ Knowledge, any of its directors, officers, managers, agents or employees has, for or on behalf of the Company (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.28         Solvency.  Upon the consummation of the transaction contemplated hereby, the Sellers shall have no assets other than the amounts paid or otherwise transferred to the Sellers under the terms of this Agreement, and the rights under this Agreement and the Promissory Notes, and the Sellers shall have no liabilities (excluding any indebtedness under the terms of their organizational documents) other than those liabilities contemplated by this Agreement.

3.29         Banking Relationships and Investments.  Schedule 3.29 sets forth an accurate and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes.  Schedule 3.29 sets forth an accurate and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”).  The Company has good and marketable title to all of the Investments.

3.30         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

3.31         Export Control.  The Company has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which the Company conducts business.

3.32         Existing Indebtedness.  Schedule 3.32 sets forth all existing indebtedness of the Company, other than indebtedness constituting current liabilities that shall be included within the calculation of Closing Net Working Capital (“Non-Current Indebtedness”).  As of the Closing Date, the Company shall have no Non-Current Indebtedness.

3.33         Seller Representations.  Each Seller hereby represents and warrants, severally and not jointly, that:

(a)           Such Seller has full right, power and authority to execute and deliver this Agreement and all the Related Documents to be executed and delivered by such Seller, as the case may be, pursuant hereto, and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement (and when executed and delivered at Closing, each Related Document to which such Seller is a party) will be duly executed and delivered and will constitute legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms.

(b)           The execution and delivery of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby or thereby will not result in the creation of any Encumbrance on the Interests owned by such Seller and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (i) the organizational documents, if applicable, of such Seller, (ii) in any material respect, any contract, permit, license or other instrument to which such Seller is a party or by which such Seller or any of its respective assets is bound, (iii) to the knowledge of such Seller, any order, writ, injunction, decree or judgment of any court or governmental agency to which Seller is subject, or any Law applicable to Seller.  No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other governmental authority, is required for the execution and delivery by such Seller of this Agreement or any Related Document or the consummation by such Seller of the transactions contemplated hereby.

(c)           Such Seller holds of record and beneficially all of the Interests purported to be owned by such Seller as set forth opposite such Seller’s name on Schedule 3.33(c).  Seller has good and marketable title to all of the Interests in such Seller’s name as set forth on Schedule 3.33(c) and all right, power, authority and capacity to sell, assign, transfer and deliver all right, title and interest, both legal and equitable, in and to the Interests set forth next to such Seller’s name on Schedule 3.33(c), free and clear of all Encumbrances.  All of the Interests held by such Seller have been duly authorized, are validly issued, fully paid and non-assessable.  Such Seller has not violated any applicable Laws in connection with the purchase or sale of any Interests.  Upon delivery to Buyer at the Closing of a duly executed assignment of Interests of such Seller and upon receipt by such Seller of the Closing Date Cash Payment, Promissory Note, and Buyer Closing Shares, good and valid title to such Interests will pass to Buyer, free and clear of any Encumbrances.

3.34         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III, or any certification delivered pursuant to this Agreement, neither the Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Sellers as follows:

4.1           Organization; Due Authorization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power to execute, deliver and perform this Agreement and any Related Document to which it is a party.  The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate actions on the part of Buyer.

4.2           Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by the Sellers, this Agreement (and when executed and delivered at Closing, each Related Document, including, without limitation, the Promissory Notes) will be duly executed by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3           Absence of Consents; No Violation.  No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Buyer is a party is required for the execution, delivery and performance of this Agreement and each of the Related Documents by Buyer.  The execution and delivery of this Agreement and each Related Document by Buyer, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the properties or assets of Buyer under, any provision of (i) the certificate of incorporation, by-laws or other organizational documents of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Buyer is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets.

4.4           Brokerage.  Except as set forth on Schedule 4.4, Buyer has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer.  Buyer shall pay, and hold the Sellers harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such liability.

4.5           Purchase for Own Account.  Buyer hereby confirms that the Interests purchased hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Interests in contravention of applicable Law.

4.6           Certain Proceedings.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality that would materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.7           Capitalization.

(a)         The Common Stock to be issued to the Sellers at Closing has been, or on or prior to the Closing will have been, and the Common Stock to be issued to the Sellers upon conversion of the Promissory Notes will, when issued, be, duly authorized by all necessary corporate and shareholder actions, and each of the foregoing, when so issued in accordance with the terms of this Agreement and/or the Promissory Notes, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any Person.  The Sellers understand and agree that the Buyer Shares are not registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or applicable state or federal securities law or any stock exchange, are not freely transferable or resalable and are not registered with the United States Securities and Exchange Commission (the “SEC”)

(b)         The authorized capital stock of Buyer consists of 500,000,000 shares of common stock, of which there are 10,719,284 shares currently issued and outstanding and 50,000,000 shares of preferred stock, none of which are outstanding.  Except as set forth on Schedule 4.7, there are no options, warrants, instruments, rights (including conversion or preemptive rights, rights of first refusal, registration rights (including piggyback rights) or rights of first offer), proxy or stockholders agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from Buyer of any of its securities.

4.8           Buyer SEC Filings. Buyer has filed all forms, reports, statements and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 2013, including any amendments or supplements thereto (collectively, the “Buyer SEC Reports”).  As of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) none of the Buyer SEC Reports contained at the time of filing, and none of the Buyer SEC Reports filed after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will contain, any untrue statement of a material fact or omitted (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and all of the Buyer Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be.

4.9           Seller Affiliate Status.  Buyer hereby acknowledges that, as of the Closing Date, the Sellers shall not be deemed to be “affiliates” of Buyer under Rule 144 under the Securities Act solely by reason of the issuance to Sellers of the Promissory Notes and the Buyer Closing Shares.

ARTICLE V

COVENANTS OF SELLERS

5.1           Pre-Closing Covenants.  Except as contemplated or required by this Agreement, commencing on the date hereof until the Closing Date, the Sellers shall cause the Company to be operated in all material respects in the ordinary course of business in accordance with past practices; provided, however:

(a)           Negative Covenants.  From the date hereof through the Closing Date, the  Sellers shall not, and shall cause the Company not to, without the prior written consent of Buyer:

(i)           Take any action referenced in Section 3.21 hereof, other than Sections 3.21(a), (b), (g) and (l); provided that with respect to actions referenced in Section 3.21(c) and (o), Buyer’s consent shall not be unreasonably withheld, and provided that this Section 5.1(a)(i) shall not prohibit mortgages, pledges or Encumbrances that will be released or terminated on or prior to the Closing Date;

(ii)           Compensation.  Except as contemplated herein, (A) increase the compensation of any person employed by the Company in any material respect, (B) pay or grant bonuses or other benefits payable or to be payable to any person employed by the Company other than as required by applicable Law or any existing Contract with such person, or (C) enter into any employment, severance or similar agreement with any employee of the Company which does not by its terms terminate, or cannot be terminated or satisfied by the Company without premium or penalty, prior to or at the Closing, in each case except in the ordinary course of business;

(iii)           Dividends, Distributions.  (A) Declare, set aside or pay any dividend or distribution that is payable in cash, stock, membership interests or other property with respect to the Company; (B) redeem, purchase or otherwise acquire directly or indirectly any shares or membership interests of the Company, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of the Company, or any other securities that are convertible into or exchangeable for shares or membership interests of any class of the Company; or (D) split, combine or reclassify the outstanding shares or membership interests of the Company, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of the Company; or

(b)           Affirmative Covenants.  From the date hereof through the Closing Date, the Sellers shall do, and shall cause the Company to do, the following:

(i)           Access to Information.  Provide Buyer and its representatives reasonable access during normal business hours to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Sellers shall, and shall cause the Company to furnish Buyer with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Buyer may from time to time reasonably request.  In particular, the Sellers shall, and shall cause the Company to (A) afford to the officers, employees, directors, attorneys, accountants, appraisers and other authorized representatives of Buyer reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Company in order that Buyer may have reasonable opportunity to make such legal, financial, accounting, environmental and other reviews or investigations of the Business and the Assets as Buyer shall reasonably desire to make, and (B) use its commercially reasonable efforts to cause its independent public accountants to permit Buyer’s independent public accountants to inspect their work papers and other records relating to the Business and the Assets;

(ii)           Preservation of Business.  Use commercially reasonable efforts to maintain and preserve the Assets and the Business, and maintain and preserve consistent with the ordinary course of business, the goodwill of and present relationships with suppliers, advertisers, customers and others having business relations with the Company;

(iii)           Notification.  Promptly notify Buyer in writing of the following:

(A)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(B)           any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

(C)           any notice or other communication from any governmental entity with respect to condemnation proceedings and fees to be paid to the Company in connection therewith; and

(D)           any material actions, suits, claims, investigations or proceedings commenced or threatened, relating to or involving or otherwise affecting the Company or that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 5.1(b)(iii) shall not limit or otherwise affect the remedies available hereunder to Buyer.

(iv)           Collection of Accounts Receivable.  Use commercially reasonable efforts, consistent with past practices and applicable Laws, including any applicable bankruptcy laws, to collect all Accounts Receivable.

(v)           Supplemental Disclosure.  From time to time prior to the Closing, Sellers shall promptly disclose in writing to Buyer any matter occurring after the date hereof, which, if existing on the date hereof, would have been required to be disclosed on a Schedule or which would render inaccurate any of the representations and warranties set forth in this Agreement (each such disclosure referred to herein as a “Schedule Supplement”).  A Schedule Supplement provided pursuant to this Section 5.1(b)(v) shall be deemed to amend the Schedules for purposes of determining whether or not a breach of such representations and warranties has occurred as of the Closing Date for purposes of Section 10.2(a), but not for purposes of Section 7.1(a).  For the avoidance of doubt, delivery of a Schedule Supplement shall not excuse  a breach of the covenants set forth in Section 5.1(a).

5.2           Agreement Not to Compete or Solicit, and to Maintain Confidentiality.

(a)           For good and valuable consideration and in furtherance of the sale of the Interests to Buyer hereunder, in order to induce Buyer to enter into and perform this Agreement, to ensure that Buyer obtains the benefits it reasonably expects to obtain hereunder and to more effectively protect the value and goodwill of the Interests, each Seller covenants and agrees that for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not, directly or indirectly, either for its benefit or for the benefit of any of its Affiliates:

(i)            whether as principal, agent, independent contractor, partner or otherwise or by any other means, own, manage, operate, control, participate in, perform services for, invest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business competitive with the Business; provided, however, that it will not be deemed a breach of this clause (i) if such Seller and its Affiliates collectively own beneficially or of record in the aggregate less than three percent (3%) of any class of security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market;

(ii)           induce or attempt to persuade any Customer of the Business to terminate such relationship; or

(iii)           induce or attempt to persuade any Business Personnel (as defined below) to terminate or to refuse to enter into any employment, agency or other business relationship with Buyer or any of its Affiliates.  For purposes of this clause (iii), “Business Personnel” shall mean any person (A) who is an employee or Principal Contractor of the Company, or an Affiliate of the Company, on the date of this Agreement and who remains, after Closing, employed or engaged by the Company, or an Affiliate thereof, or becomes employed or engaged by Buyer or an Affiliate of Buyer in connection with the transactions contemplated hereby, or (B) who is an employee or Principal Contractor of Buyer or an Affiliate of Buyer employed or engaged in the Business, or (C) who within one year prior to the prohibited contact by such Seller was an employee or Principal Contractor of the Company, or of an Affiliate of the Company, or of Buyer or an Affiliate of Buyer.  For purposes of this Agreement, “Principal Contractor” means, with respect to a Person, a consultant, independent contractor or freelance worker whose services are material to the Business or who is engaged on a substantially full-time basis by the Company.

(b)           Each Seller hereby expressly represents and warrants that it has or may have knowledge of certain Confidential Information.  Each Seller acknowledges and agrees that all such Confidential Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic value to Buyer, and constitutes a substantial part of the value to Buyer of the Business and the Interests.  Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates, or the Company or the employees and authorized agents of each of the foregoing.  Accordingly, each Seller covenants and agrees that it shall not, without the prior written consent of Buyer, disclose, use or exploit any such Confidential Information, for the benefit of such Seller or of any third-party, except that such Seller may disclose, use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i)           is or becomes publicly known or generally known in the industry of the Business through no act of such Seller in violation of this Agreement;

(ii)           is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to Buyer and Buyer is afforded the reasonable opportunity to object to such disclosure;

(iii)           is disclosed to such Seller’s legal, financial and accounting representatives and those of such Seller’s representatives working on the transactions contemplated by this Agreement and in such event, only to the extent necessary to evaluate or effect such transactions; or

(iv)           has been publicly disclosed by Buyer or the Company after the Closing.

(c)           Each Seller expressly acknowledges that the covenants contained in Section 5.2(a), are integral to the sale to Buyer of the Interests and that without the protection of such covenants, Buyer would not have entered into this Agreement, that the consideration paid by Buyer bears no relationship to the damages Buyer may suffer in the event of any breach of any of the covenants of Section 5.2(a) or Section 5.2(b), and that such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect Buyer’s business interests.  If this Section 5.2 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the extent compatible with applicable Laws that shall then apply.  Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by it of the provisions of this Section 5.2.  Accordingly, each Seller hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.2.  In addition, Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.2.

(d)           Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 5.2 should such enforcement ever become necessary.

ARTICLE VI

SPECIAL COVENANTS AND AGREEMENTS

6.1           Fees and Expenses.  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred directly in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives incurred for such purposes (“Transaction Expenses”).

6.2           Announcements.  Commencing on the date hereof, the Sellers shall not make any public announcement or press release concerning the transactions contemplated hereby without the written consent of Buyer, such consent not to be unreasonably withheld.

6.3           Cooperation.  Buyer, the Company and the Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including, but not limited to, the obtaining of Consents.  After the Closing, the Sellers and Buyer shall take such actions, and shall execute and deliver to any other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective consummation of the transactions contemplated by this Agreement.

6.4           Litigation Support.  In the event and for so long as Buyer, the Company or any of the Sellers actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, Buyer and the Sellers will cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

6.5           Transition.  Except as otherwise expressly set forth in this Agreement, each of Buyer and the Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

6.6           Tax Covenants.

(a)           Tax Indemnification.  The Sellers shall indemnify Buyer, and hold Buyer harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable Periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and the portion of all Taxable Periods that includes (but does not end on) the Closing Date (such period a “Straddle Period”) to the extent such Taxes are allocable to the portion of such period occurring on or before the Closing Date (all such Taxes listed in this sentence being “Pre-Closing Taxes”), (ii) all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor (by contract or otherwise), and (iii) all Transfer Taxes that are the obligation of Seller in accordance with Section 6.6(f).  In the case of any Straddle Period, the amount of any Pre-Closing Taxes (i) based on or measured by income, receipts, or payroll of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Pre-Closing Taxes of the Company shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; provided, however, that any Taxes attributable to transactions outside the ordinary course of business effected by Buyer after the Closing on the Closing Date shall be deemed to have occurred after the Closing Date.

(b)           Tax Returns.  The Sellers shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, solely at the Sellers’ expense, all Tax Returns required to be filed by the Company for any Pre-Closing Tax Period (“Pre-Closing Tax Returns”).  All Pre-Closing Tax Returns shall be prepared in accordance with historic practices of the Company, to the extent permitted by applicable Law.  Seller shall permit Buyer to review and comment on each non-income Pre-Closing Tax Return prior to the filing, shall duly consider Buyer’s comments in good faith and shall make such revisions to such Pre-Closing Tax Returns as are appropriate under the circumstances.  Buyer shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed by the Company for any Straddle Period (“Straddle Tax Return”) and for any Taxable Period beginning after the Closing Date (a “Post-Closing Tax Period” and such returns “Post-Closing Tax Returns”); provided, however, that Buyer shall not prepare or file any income tax returns on behalf of the Company for any Pre-Closing Tax Period.  The cost of preparing all Straddle Tax Returns and Post-Closing Tax Returns shall be borne by  the Company.  Buyer shall permit the Sellers to review and comment on each Straddle Tax Return prior to filing.  Without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed), Buyer shall not amend any Tax Return with respect to the Company for any taxable period that ends on or before the Closing Date or make any Tax election, grant an extension of any applicable statute of limitations or take any action or enter into any transaction that would reasonably be expected to result in any increased Tax liability for the Sellers with respect to any taxable period that ends on or before the Closing Date or that would increase the amount to which Buyer is entitled to indemnification pursuant to Article VI or Article X hereof.

(c)           Cooperation on Tax Matters.  Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Tax matters (including, without limitation, any Audit) involving the Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to such Audit.  Buyer shall not dispose of any records relating to Taxes paid or payable by the Company and which are attributable to Pre-Closing Tax Periods prior to the later of six (6) months after the expiration of the applicable limitations period on assessment with respect to any such Taxes, or the final resolution of all Audits or litigation initiated prior to the expiration of the applicable limitations period.  Notwithstanding the foregoing, Buyer shall provide the Sellers with at least ten (10) days’ prior written notice before transferring, destroying or discarding any such books and records, during which period the Sellers can elect to take possession, at the Sellers’ expense, of such books and records.

(d)           Audits.  With respect to Audits relating to Pre-Closing Tax Periods (a “Pre-Closing Audit”), Buyer shall promptly notify the Sellers in writing upon receipt of a written notice of any such Pre-Closing Audit.  The Sellers shall control (at the Sellers’ sole cost and expense) all proceedings and may take any action (or decline to take any action) with respect to any Pre-Closing Audit in the sole discretion of the Sellers, provided that any such action (or inaction) does not increase the Tax liability of the Company for any Straddle Period or any Post-Closing Tax Period.  In the event that such action or inaction would increase the Tax liability of the Company for any Straddle Period or any Post-Closing Tax Period, then no such action or inaction may be implemented or effectuated without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).  The Sellers shall keep Buyer fully apprised of all aspects of any such Pre-Closing Audit.  Buyer shall furnish the Sellers with the usual form of power of attorney (IRS Form 2848 or similar state or local form) and provide to the Sellers such records and information as may be necessary for the Sellers to control any Pre-Closing Audit proceeding.  If, however, the Sellers have failed to respond to a Pre-Closing Audit and/or to timely respond to any request, demand or proceeding in connection therewith, then Buyer shall have the right to respond to such Pre-Closing Audit and take any action (or decline to take any action) in connection therewith.  In such event, Buyer shall keep the Sellers fully apprised of all aspects of any such Pre-Closing Audit.

(e)           Refunds.  The Sellers shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Pre-Closing Taxes to the extent such Taxes have been or were actually paid by the Company prior to the Closing Date or were otherwise taken into account in determining  Closing Net Working Capital.  Buyer shall promptly notify the Sellers in writing of any such Tax refund(s) received by or payable to the Company after the Closing in respect of such Pre-Closing Taxes, and shall forward to or reimburse the Sellers for any refunds (including any interest paid thereon) or credits due the Sellers after receipt thereof.

(f)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid when due by Buyer and Sellers on a 50/50 basis up to the first $50,000 of such Transfer Taxes, and by the Sellers to the extent of any excess.  Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.7           No Other Bids.  From and after the date hereof until the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated in accordance with the terms hereof, the Sellers shall not and shall cause the Company not to, authorize or knowingly permit any equity holder, officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by the Sellers or the Company or their direct or indirect equity holders to solicit, initiate or encourage submission of or engage in any negotiations relating to any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or enter into any agreement to effectuate the same.  The Sellers shall promptly communicate to Buyer the terms of any proposal or offer received by it (no matter how preliminary), and the identity of the party making such proposal, in respect of any actual or potential Acquisition Proposal.

6.8           Release.  In consideration of the payment of the Purchase Price and the consummation of the transactions contemplated hereby, effective from and after the Closing Date, the Sellers hereby irrevocably and unconditionally, fully and forever acquit, release and discharge and agree to hold harmless the Company, its subsidiaries, their respective Affiliates, and their respective members, managers, officers, directors, employees, agents, representatives, successors and assigns from any and all claims, actions, causes of action, suits, charges, complaints, promises, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity which they and their Affiliates, heirs, beneficiaries, successors and assigns in any capacity can, shall or may have against the Company or its Affiliates, with respect to the Company, the Interests, the Company’s ownership or use of the Assets or operation of the Business prior to Closing; provided, however, that this release does not release any obligation to the Sellers under this Agreement or any of the Promissory Notes, including Article X hereof.

6.9           Confidentiality Obligations.  Subject to Section 5.2(b) with respect to the Sellers, except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any materials and information that are obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information have become or become publicly available; are or become readily available to the industry; have been obtained from independent sources; were known to such party on a non-confidential basis prior to disclosure to such party by the other party; or are required to be disclosed to or by order of a governmental agency or a court of law or otherwise required by law to be disclosed.  In the event that this Agreement is terminated pursuant to Section 9.1, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby, and Buyer shall not use any of the information and or documents that it has obtained or developed from the Company during its due diligence to compete with the Company.

6.10         No Acquisitions.  From the date hereof until the termination of this Agreement, Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than (i) one or more transactions in which both (A) the aggregate consideration across all such transactions is equal to or less than $2,000,000, and (B) the aggregate cash consideration across all such transactions is equal to or less than $500,000, and (ii) the transactions contemplated by this Agreement.

6.11         Rule 144 Eligibility.  Buyer hereby agrees that, after the six (6) month anniversary of the Closing Date, if the Buyer Shares then held by the Sellers or their designees (the “Remaining Shares”) shall fail to remain eligible for resale without restriction or volume limitations under Rule 144 under the Securities Act at any time, and Buyer shall fail to cure such ineligibility within ten (10) Business Days, Buyer shall cause the Remaining Shares to be registered for resale under the Securities Act as soon as practicable thereafter.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYER AND THE SELLERS

7.1           Conditions to Obligations of Buyer.  Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Buyer may waive any one or more thereof in its sole discretion:

(a)           Representations and Warranties.  All representations and warranties of the Sellers in this Agreement and the Related Documents (i) which are not qualified as to “materiality” or lack of Material Adverse Effect, shall be true and complete in all material respects, and (ii) which are qualified as to “materiality” or “lack of Material Adverse Effect”, shall be true and correct in all respects, after giving effect to such qualifications as to “materiality” or lack of Material Adverse Effect, in each case at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions.  The Company and the Sellers shall have in all material respects performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           Deliveries.  The Company and the Sellers shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries to Buyer set forth in Section 8.1 hereof.

(d)           Adverse Change.  Since December 31, 2013, there shall not have occurred a Material Adverse Effect, provided, that the facts, events and circumstances set forth in the disclosure schedules (but without giving effect to any Schedule Supplement) hereto as of the date hereof shall not be deemed to constitute, individually or in the aggregate, a Material Adverse Effect.

(e)           Title to Interests.  At Closing, the title to all of the Interests will be transferred to Buyer, free and clear of all Encumbrances.

(f)           No Adverse Proceedings.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Sellers’ Knowledge, threatened against any Seller or the Company wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded, or which could reasonably be expected to materially adversely affect the right of Buyer to own and exercise all rights under the Interests, or to materially adversely affect the Assets or the Business operations (financial or otherwise) of the Company, taken as a whole.

(g)           Regulatory Approvals.  All material authorizations, approvals, orders, licenses, certificates and permits as may be required to permit the consummation of the transactions contemplated hereby and the transfer of any and all material Licenses necessary for Buyer to operate the Business after the Closing shall have been obtained, shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

(h)           Financing.  Buyer shall have consummated the Buyer Financing.

7.2           Conditions to Obligations of the Sellers.  Each and all of the obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that the Sellers may waive one or more thereof:

(a)           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement and the Related Documents shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Deliveries.  Buyer shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries set forth in Section 8.3 hereof.

(d)           No Adverse Proceeding.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the knowledge of Buyer, threatened against Buyer wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

ARTICLE VIII

CLOSING AND CLOSING DELIVERIES

8.1           Closing.  Subject to Article IX hereof, the Closing shall take place within three (3) business days following the satisfaction or waiver by Buyer and the Sellers, in their respective sole discretion, of all of the conditions to Closing set forth in Article VII hereof, but not later than the Final Termination Date, or such other time, place and date as may be mutually agreed upon by the parties hereto (the “Closing Date”).  Buyer shall notify the Sellers of the Closing Date not less than three (3) days before the Closing Date.

8.2           Deliveries by the Company and the Sellers.  Prior to or on the Closing Date, the Company and the Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Transfer of Interests.  Assignment of Membership Interests, in substantially the form attached hereto as Exhibit B, duly executed by the Sellers, which shall represent 100 percent of the issued and outstanding membership interests or capital stock of each of VL, DPS and USDSA on the Closing Date, along with any assignments or other transfer documents reasonably satisfactory to Buyer and its counsel, and the original and complete minute books of VL, DPS and USDSA;

(b)           Compliance Certificates.  A certificate dated as of the Closing Date, executed by the manager or President of each of VL, DPS and USDSA and by each Seller in the case of VL, and Holding Company in the case of DPS and USDSA, which states that (i) the warranties and representations made by the Sellers on the date that this Agreement was executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.1(a), and (ii) each of VL, DPS and USDSA, as applicable, and the Sellers shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by them as of the Closing Date, in accordance with Section 7.1(b);

(c)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of each of VL, DPS and USDSA, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by each such respective entity’s manager and members, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (ii) as to the certificate of formation and operating agreement attached to such certificate;

(d)           Good Standing.  A certificate of Good Standing of each of VL, DPS USDSA and USDSC, issued by the secretary of state of the state of formation of each such entity, respectively, and each foreign jurisdiction in which the Company is qualified to do business, each dated within ten (10) days prior to the Closing Date;

(e)           Hannibal Employment Agreement.  An employment agreement between Tim Hannibal and the Company, in substantially the form attached hereto as Exhibit C, duly executed by Hannibal (the “Hannibal Employment Agreement”);

(f)            Pay-Off Letters and UCC-3 Termination Statements.  Pay-off letters from lenders and related UCC-3 Termination Statements terminating any outstanding Encumbrances on the Assets or the Interests that will be terminated at the Closing;

(g)           Resignations.  Resignations of all directors and officers of each of VL, DPS and USDSA; and

(h)           Additional Schedules.  A certificate, dated as of the Closing Date, certifying the following:

(i)             an accurate and complete list of any Contract which has not expired or been terminated containing any confidentiality agreement other than (i) Contracts previously set forth on Schedule 3.8 and (ii) such an agreement relating solely to information about the business of a customer or vendor or the Company's services to a customer or other services of such a vendor to the Company and other than Ordinary Course Customer Contracts;

(ii)            an accurate and complete list setting forth the insurance claims filed by the Company for the last full fiscal year and the interim period through the Closing Date with respect to the Business;

(iii)           an accurate and complete list setting forth the names of each person, employed or engaged by the Company as of the Closing Date or within six months of the Closing Date, with whom the Company has entered into a non-competition or non-solicitation arrangement of any kind which is currently in effect; and

(iv)           an accurate and complete list of all current independent contractors of the Company who are individuals, including name, a description of services performed for the Company, and an indication of whether such independent contractor has an agreement (whether written or oral) with the Company relating to such services.

(i)           Other.  Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as are reasonably necessary to transfer the Interests and carry out all other transactions contemplated by this Agreement.

8.3           Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver or cause to be delivered to the Sellers (or a designee of the Sellers) the following, in form and substance reasonably satisfactory to the Sellers:

(a)           Closing Date Cash Payment.  The Closing Date Cash Payment;

(b)           Buyer Shares.  Stock certificates evidencing the Buyer Closing Shares issued to the Sellers at the Closing;

(c)           Promissory Notes.  The Promissory Notes, duly executed by Buyer;

(d)           Buyer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Buyer, which states that the warranties and representations made by Buyer on the date that Agreement is executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.2(a); and that Buyer shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by it as of the Closing Date, in accordance with Section 7.2(b);

(e)           Employment Agreements.  The Hannibal Employment Agreement, duly executed by the Company;

(f)            Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(g)           Good Standing.  A certificate of Good Standing of Buyer issued by the secretary of state of Delaware dated within ten (10) days prior to the Closing Date;

(h)           Schedule 4.7.  An updated Schedule 4.7, true and correct as of the Closing Date, and

(i)            Other.  Duly executed copies of all other instruments and documents as, in the reasonable opinion of the Sellers’ counsel, are necessary to carry out all other transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement may be terminated by the Sellers or Buyer, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Section 6.9 will continue in full force and effect), on written notice to the other at any time prior to Closing as follows:

(a)           by mutual consent of Buyer and the Sellers;

(b)           by Buyer, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Sellers (or by the Company in the case of a covenant by the Sellers to cause the Company to take or refrain from taking an action) set forth in this Agreement, the Related Documents or the Schedules and Exhibits hereto, which has not been cured or waived within ten (10) business days after written notification thereof by Buyer to the Sellers, provided, that for purposes of this Section 9.1(b), any Schedule Supplements shall be ignored;

(c)           by the Sellers, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by Buyer set forth in this Agreement, the Related Documents, or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by the Sellers to Buyer;

(d)           by either Buyer or the Sellers by notice to the other party if the Closing shall not have been consummated on or before April 30, 2014 (the “Final Termination Date”), unless extended by written agreement of Buyer and the Sellers, provided, that the Buyer shall be entitled, by notice delivered to the Sellers prior to April 30, 2014, to cause the Final Termination Date to be extended to May 31, 2014 upon the payment to the Company, of the Extension Amount in cash.  The payment of the Extension Amount shall be treated as a deposit on the Closing Date Cash Payment, and the Closing Date Cash Payment payable at Closing shall thereafter be reduced by the Extension Amount.  For the avoidance of doubt, upon payment to the Company, the Extension Amount shall be non-refundable.

9.2           Effect of Termination.   In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become of no further force and effect, except that the covenants and agreements set forth in Sections 6.1, 6.9, 9.2, 9.3, 9.4 and 11.9 shall survive such termination indefinitely, and except that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to such termination.

9.3           Specific Performance.  The parties recognize that in the event any party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate.  The parties shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement.  In the event of any action to enforce this Agreement specifically, the parties hereby waive the defense that there is an adequate remedy at law.

9.4           Break-Up Fee.

(a)           If on the Final Termination Date (as extended, as the case may be in accordance with Section 9.1(d)) Buyer is unable or unwilling to consummate the transactions contemplated by this Agreement after Sellers, or the Company, as the case may be, has satisfied, or is willing and able to satisfy, subject to Section 9.4(b), the closing conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(h)), and Sellers exercise their right to terminate this Agreement, Buyer shall pay the Company a break-up fee in the additional amount of $500,000 (the “Break-Up Fee”).

(b)           Solely for purposes of determining whether Sellers have satisfied their closing conditions and are eligible to receive the Break-Up Fee, the following condition shall replace the condition set forth in Section 7.1(a):

“All representations and warranties of the Sellers in this Agreement and the Related Documents, disregarding for this purpose any modifications to such representations and warranties set forth in any Schedule Supplement, (i) which are not qualified as to “materiality” or lack of Material Adverse Effect, shall be true and complete in all material respects, and (ii) which are qualified as to “materiality” or “lack of Material Adverse Effect”, shall be true and correct in all respects, after giving effect to such qualifications or “materiality” as to lack of Material Adverse Effect,  in each case at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time, except to the extent such failures of such representations and warranties to be true and complete in all material respects (or in all respects, in the case of clause (ii) above, after giving effect to the applicable qualifications) would reasonably be expected to result in Damages to Buyer of less than $300,000, in the case of an individual breach of a representation or warranty, or $500,000 in the aggregate for all such breaches of representations and warranties.”

(c)           The Break-Up Fee represents the parties’ estimate of damages to Sellers in connection with such termination and shall be liquidated damages and not a penalty.  Any payment to the Sellers under this Section 9.4 shall be by wire transfer of immediately available funds to an account(s) designated by the Sellers.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1         Survival.  All representations and warranties contained in this Agreement or in any Related Document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for a period of fifteen (15) months following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article X; provided, however, that the representations and warranties contained in Sections 3.1(a)(i) and (ii), and 3.1(b) (“No Violation; Authorization”), Section 3.2 (“Due Organization; Subsidiaries”); Section 3.4 (“Capitalization”), Section 3.16 (“Taxes”) and Section 3.22 (“Environmental Claims”) shall survive until 90 days after the expiration of the applicable statute of limitations period; and provided, further, that the representations and warranties contained in Section 3.33 (“Seller Representations”) shall survive indefinitely.  Any claim for indemnification asserted in writing before the fifteen (15) month anniversary of the Closing Date or the other applicable survival period set forth in this Section 10.1 shall survive until resolved or judicially determined.

10.2         Indemnification.

(a)           Indemnification by the Sellers.  Subject to the limitations and the provisions set forth in this Agreement, from and after the Closing, the Sellers shall, severally and not jointly, in accordance with the Seller Percentages, indemnify and hold harmless Buyer from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from:

(i)             any misrepresentation or breach of any representation or warranty contained in Article III or in any Related Document by the Sellers;

(ii)            the failure by the Company or any Seller to fulfill any covenant or agreement contained herein or in any Related Document, other than such covenants or agreements set forth in Section 5.2, ignoring, for purposes of this Section 10.2(a)(ii), any Schedule Supplements;

(iii)           the failure of the Sellers to fulfill any covenant or agreement contained in Section 5.2 (“Non-Compete; Confidentiality”) (it being understood that only the breaching Seller shall have any obligations under this clause (iii));

(iv)           any Transaction Expenses payable by the Company not paid at or prior to the Closing (and not included in the calculation of Net Working Capital);

(v)           any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding made by or on behalf of the Company or any Seller; and

(vi)           any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against the Sellers.

(b)           Indemnification by Buyer.  Subject to the limitations and provisions set forth in this Agreement, from and after the Closing, the Buyer shall indemnify and hold harmless the Sellers against any Damages related to, caused by or arising from: (i) any misrepresentation, breach of any representation or warranty contained herein or in any Related Document by Buyer, (ii) the failure to fulfill any covenant or agreement contained herein or in any Related Document by Buyer; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Buyer.

(c)           Tax Damages.  The calculation of, and the liability for, Damages related to Taxes shall be governed by Section 6.5 and Sections 10.2, 10.3, 10.4, 10.5 and 10.7, but only to the extent such latter sections are not inconsistent with specific provisions of Section 6.5.

10.3         Notice of Claims.  Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”).  Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article X, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement.  The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article X; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense.  Such option shall be exercised by the giving of notice by the exercising party to the other party within thirty (30) days of receipt of a Notice.  If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

10.4         Limitations on Indemnification Obligation.  The Sellers shall not be liable for indemnification to Buyer under Sections 10.2(a)(i) under this Agreement until the aggregate amount of all Claims of Buyer under Section 10.2(a)(i) exceeds One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Threshold Amount”), at which time Buyer shall be entitled to recover the aggregate amount of all Claims, including the Threshold Amount.  Buyer shall provide the Sellers with Notice of all Claims included in the Threshold Amount.  The maximum liability of the Sellers under this Agreement for indemnification obligations under Sections 10.2(a)(i) shall not exceed ten percent (10%) of the Purchase Price (such maximum liability amount, the “Cap”).  Notwithstanding the foregoing, the Threshold Amount and the Cap shall not apply in the event of fraud or willful misrepresentation by the indemnifying party, or to a breach of the representations and warranties contained in Sections 3.1(a)(i), (a)(ii) and (b) (“No Violation; Authorization”), Section 3.2 (“Due Organization; Subsidiaries”), Sections 3.4 (“Capitalization”), 3.16 (“Taxes”), Section 3.22 (“Environmental Claims”) and 3.33 (“Seller Representations”).  For the sole purpose of calculating the amount of monetary damages that Buyer may be entitled to under this Article X (as opposed to determining if there has been a breach of a representation or warranty), the representations and warranties of the Sellers shall not be deemed qualified by any references to materiality or Material Adverse Effect contained in such representation and warranties.  Without limiting the effect of any other limitation contained in this Article X, for purposes of computing the amount of any Damages incurred by any indemnified party under this Article X, there shall be deducted an amount equal to the amount of any actual reduction in Taxes of such indemnified party as shown on a Tax Return of such indemnified party in connection with such Damages. All indemnification payments under Section 10.2 shall be deemed adjustments to the Purchase Price.

10.5         Assumption and Defense of Third-Party Action.  If any Claim by Buyer or the Sellers hereunder arises out of a claim by a third party (a “Third-Party Claim”), the indemnifying party shall have the right, at its own expense and upon written notice to the indemnified party of its intent to do so within thirty (30) days of the Notice, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to the indemnified party, and to settle or compromise any such Third-Party Claim; provided, however, that unless such settlement provides for no obligations of the indemnified party other than monetary damages or other monetary payments to be paid for by the indemnifying party, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld.  The indemnified party shall have the right to employ counsel to represent it if, in its reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnified party.  The indemnified party shall have the right to control the defense of any Third-Party Claim, notwithstanding the indemnifying party’s election to control the defense, if it notifies the indemnifying party that it is assuming the defense of such Third-Party Claim and that the indemnifying party is relieved of its obligations to the claimant with respect to such Third-Party Claim and to the indemnified party, whereupon the indemnifying party shall be relieved of its obligations under this Article X with respect to such Third-Party Claim.

10.6         Right of Set-Off. If Buyer is entitled to be indemnified for any Damages hereunder (after application of any limitations under this Article X), prior to the final adjudication of any related Claim for indemnification, Buyer shall have the right, but not an obligation, to set-off the amount of such Damages against any and all amounts payable under the Promissory Notes (regardless of the holder of such Notes), pending final adjudication of such Claim.  For the avoidance of doubt, this Section 10.6 shall not in any way affect the rights of any party to dispute and seek final adjudication of claims for indemnification in accordance with this Article X.

10.7         Remedies Exclusive.  After the Closing, the remedies provided in Section 10.2, subject to the limitations set forth in this Article X, and except for the remedy of specific performance where otherwise set forth in this Agreement, shall be the exclusive remedy available for any breach of a representation, warranty, covenant, or other agreement contained in this Agreement; provided, however, that nothing herein shall limit the rights of the parties to seek any remedy based upon actual fraud.

ARTICLE XI

MISCELLANEOUS

11.1         Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof if received during normal business hours and otherwise on the next business day and (iv) addressed as follows:

If to the Company or the Sellers:

VaultLogix, LLC
75 Sylvan Street
Danvers, MA 01923
Attn.:  Tim Hannibal
Telecopy No.: (978) 359-6045

   With a copy to:

Latham & Watkins LLP
John Hancock Tower, 20th Floor
200 Clarendon Street
Boston, MA 02116
Attn.:  Johan V. Brigham, Esq.
Telecopy No.:  (617) 948-6001

If to Buyer:

InterCloud Systems, Inc.
331 Newman Springs Road
Building 1, Suite 104
Red Bank, NJ 07701
Attn.:  Lawrence M. Sands
Telecopy No.: (561) 988-2370

With a copy to:

Pryor Cashman LLP
7 Times Square
New York, NY  10036
Attn.:  M. Ali Panjwani, Esq.
Telecopy No.: (212) 798-6319

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

11.2         Benefit and Binding Effect.  Neither Buyer nor the Sellers may assign this Agreement without the prior written consent of the other party, provided, however, that (i) Buyer may assign this Agreement without the consent of the Sellers to any entity that is a wholly-owned subsidiary or an Affiliate of Buyer, and (ii) this Agreement may be assigned on or following the Closing Date, as a collateral assignment as security for the benefit of Buyer’s or its subsidiaries’ lenders.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

11.3         Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

11.4         Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

11.5         Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

11.6         Entire Agreement.  This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and the Sellers with respect to the subject matter hereof.  All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.  This Agreement supersedes all prior negotiations and understandings between Buyer and the Sellers whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

11.7         Amendment.  This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

11.8         Severability.  If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable Law of such jurisdiction as it shall then appear.

11.9         Governing Law; Consent to Jurisdiction.

(a)           The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law.  Accordingly, the parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York, as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and any New York State or Federal Court sitting in New York County shall have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party.

(b)           The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the other party or to which such party is a party arising out of or relating to this Agreement or any Related Document or any transaction contemplated hereby or thereby.  The parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to such party and its counsel at their respective addresses specified in Section 11.1.  The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.10       Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.

11.11        Further Assurances and Consents.  From time to time after the Closing Date, without further consideration, the Sellers and Buyer shall use reasonable efforts, and Buyer shall cause the Company to use its reasonable efforts, to cooperate with the other party or parties to obtain any necessary third party consents or approvals to the assignment to Buyer of any contracts, leases, licenses and permits included in the Assets.

[remainder of page intentionally left blank; signature page follows]

This Agreement has been executed by the Company, the Sellers and Buyer as of the date first above written.

BUYER:

INTERCLOUD SYSTEMS INC.

By:	/s/ Lawrence Sands
Name: Lawrence Sands
Title: Senior Vice President

COMPANY:

VAULTLOGIX, LLC

By:	/s/ Timothy A. Hannibal
Name: Timothy A. Hannibal
Title: Secretary

DATA PROTECTION SERVICES, LLC

By:	/s/ Timothy A. Hannibal
Name: Timothy A. Hannibal
Title: Secretary

U.S. DATA SECURITY ACQUISITION, LLC

By:	/s/ Timothy A. Hannibal
Name: Timothy A. Hannibal
Title: Secretary

[Signature Page to Interest Purchase Agreement]

SELLERS:

LONDON BAY – VL ACQUISITION COMPANY, LLC

By:	/s/ Matthew T. Carroll
Name: Matthew T. Carroll
Title: Authorized Person

TIER 1 SOLUTIONS, INC.

By:	/s/ Timothy A. Hannibal
Name: Timothy A. Hannibal
Title: Authorized Person

[Signature Page to Interest Purchase Agreement]